EXHIBIT 99

NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell Chairman, President and CEO
Corporate Office:	525 Water Street Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES 2006 ANNUAL EARNINGS
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, March 9, 2007. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank , today announced that it earned $2.869 million, or $.36 per basic share, for the quarter ended December 31, 2006, as compared to net income of $2.398 million, or $0.31 per basic share, for the quarter ended December 31, 2005. Earnings for the twelve months ended December 31, 2006 were $9.1 million, or $1.14 per share compared to $9.0 million, or $1.14 per share for the same time period last year, an earnings increase of 0.75%. The Company’s book value per share at December 31, 2006 and December 31, 2005 was $20.87 and $20.01, respectively, an increase of 4.3%.
Financial Condition
     Total assets increased $120.9 million, or 7.31%, to $1.775 billion at December 31, 2006 from $1.654 billion at December 31, 2005, primarily due an increase of $85.4 million, or 20.0%, increase in one to four family loans and an increase of $45.5 million, or 55.2%, in construction loans. The increase in one to four family and construction loans was primarily due to the development of new business relationships in the Macomb and Oakland county markets where we have concentrated our growth efforts and growth of existing clients. We expect the activity in these types of loans to remain flat or increase slightly during 2007 as a result of the current rate environment and the general economic conditions in the State of Michigan.
     Total liabilities increased $112.2 million, or 7.6%, from $1.486 billion at December 31, 2005 to $1.598 billion at December 31, 2006. The increase was primarily due to an increase of $114.5 million, or 10.7%, in deposits from $1.1 billion at December 31, 2005 to $1.2 billion at December 31, 2006, partially offset by a net decrease of $2.5 million, or 0.6%, in total net borrowing. The increase in deposits was a result of the Company’s greater emphasis on building additional relationships with new and existing customers which had a positive impact on market share in four of the six counties we serve. While our deposits have grown during 2006, we expected continued intense competition for deposit share in our Macomb and Oakland county markets.

     Nonperforming loans were 1.61% of total loans at December 31, 2006, compared to 1.48% at December 31, 2005. Nonperforming loans increased $4.3 million, or 20.1%, to $25.7 million at December 31, 2006 from $21.4 million at December 31, 2005. The increases were primarily in the real estate and consumer loan portfolios and are primarily due to an overall weakening of economic conditions experienced in the State of Michigan. The Company believes that it has adequate collateral, along with procedures to mitigate the risk of a declining market. Based on managements analysis of its nonperforming loan portfolio, there are no large loan relationships with any one borrower that would lead management to assess nonperforming loans differently.
Results of Operations
     Net interest income before provision for loan losses increased $796,000 from $13.6 million for the three months ended December 31, 2005 to $14.3 million for the three months ended December 31, 2006 due primarily to growth in earning assets and offset by higher overall interest rates paid on deposit accounts and borrowings. Net interest income before provision for loan losses for the year ended December 31, 2006 increased $3.8 million, or 7.5%, to $54.8 million from $51.0 million for the year ended December 31, 2005. The increase was primarily due to 4 prime rate increases, or 100 basis points, between December 31, 2005 and December 31, 2006. As such, total interest income increased $24.2 million, or 27.1%, to $113.3 million for the year ended December 31, 2006, from $89.1 million for the year ended December 31, 2005.
     Noninterest income remained relatively flat for the three months ended December 31, 2006 compared to the three months ended December 31, 2005 at $1.5 million. Noninterest income for the year ended December 31, 2006 decreased $368,000, or 5.8%, to $6.0 million from $6.4 million for year ended December 31, 2005, primarily due to mortgage banking activities which decreased by 673,000, or 23.9%, from $2.8 million to $2.1 million during the years ended December 31, 2005 and December 31, 2006, respectively. This decrease was primarily due to a recognition of approximately $936,000 of gains related to a $62 million loan sale during 2005. The increase in mortgage banking activities without the $62 million loan sale in 2005 was $263,000 or 14.0% for the twelve months ended December 31, 2006.
     Noninterest expense remained relatively flat for the three months ended December 31, 2006 compared to the three months ended December 31, 2005 at $11.0 million. Noninterest expense increased $2.8 million, or 6.6%, for the year ended December 31, 2006 to $44.4 million. The increase in noninterest expense was primarily due to an increase of $3.5 million, or 18.1%, in compensation, payroll taxes and employee benefit expenses, due primarily to 36 full and part time employees added during 2006 to increase the level of customer service and to accommodate the expansion of our branch and loan production office network. Given the rise in health care costs, growth expected to be achieved in the future, and the costs of securing experienced personnel, we expect these expenses to continue to increase in the future. We have invested significantly in experienced personnel to generate various efficiencies and to obtain the overall growth that we experienced in 2006. We expect these investments in personnel to continue to add value to our business model.
     In addition to the increase in compensation, payroll taxes and employee benefit expenses, office occupancy and equipment expense increased $1.4 million, or 21.9%, to $8.0 million for the year ended December 31, 2006 from $6.6 million for the year ended December 31, 2005 primarily due to a loan production office which was converted to a full service branch and an new loan production office in Florida, as rent expense increased 22.1% during 2005. The Company also renovated the retail branch located in the main office to enhance its aesthetic appearance and service environment.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties and a loan production office located in Southwestern Florida.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	December 31,
	2006	2005
	(unaudited)
Total cash and cash equivalents	$24,823	$47,591
Certificates of Deposit	320	—
Securities available for sale	62,149	87,510
Loans held for sale	2,097	2,126
Loans, net	1,582,411	1,425,036
Federal Home Loan Bank Stock	19,360	17,700
Other assets	40,717	38,032
Premises and equipment, net	43,265	36,228

Total Assets	$1,775,142	$1,654,223

Deposits	$1,186,658	$1,072,195
FHLB advances and federal funds purchased	400,009	398,513
Bank line of credit	—	3,950
Other Liabilities	11,161	10,995

Total Liabilities	1,597,828	1,485,653

Stockholders’ Equity	177,314	168,570

Total Liabilities and Stockholders’ Equity	$1,775,142	$1,654,223

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	December 31,
	2006	2005
	(unaudited)	(unaudited)
Net Interest Income	$14,341	$13,545

Provision for Loan Losses	620	570

Net Interest Income after provision	13,721	12,975

Total Noninterest Income	1,474	1,524
Total Noninterest Expense	10,988	11,048

Income before Income Taxes	4,207	3,451
Income Tax Expense	1,338	1,053

Net Income	$2,869	$2,398

Net Interest Margin	3.37%	3.42%
Return on Average Assets	0.65%	0.58%
Return on Average Equity	6.57%	5.74%

Basic Earnings Per Share	$0.36	$0.31
Diluted Earnings Per Share	$0.36	$0.30

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Twelve Months Ended
	December 31,
	2006	2005
	(unaudited)
Net Interest Income	$54,831	$50,997

Provision for Loan Losses	2,805	2,390

Net Interest Income after provision	52,026	48,607

Total Noninterest Income	6,010	6,378
Total Noninterest Expense	44,430	41,673

Income before Income Taxes	13,606	13,312
Income Tax Expense	4,504	4,278

Net Income	$9,102	$9,034

Net Interest Margin	3.34%	3.52%
Return on Average Assets	0.53%	0.59%
Return on Average Equity	5.30%	5.44%

Basic Earnings Per Share	$1.14	$1.14
Diluted Earnings Per Share	$1.14	$1.14